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                                                                    EXHIBIT 8(c)

[SULLIVAN & CROMWELL LETTERHEAD]





                                                           September 12, 1997



ING Groep N.V.,
  Strawinskylaan 2631,
    P.O. Box 801, 1000 AV Amsterdam,
      The Netherlands.

Ladies and Gentlemen:

         As special tax counsel to ING Groep N.V. (the "Company") in connection with the proposed merger of Equitable of Iowa Companies with and into a controlled subsidiary of the Company, as more fully described in the Prospectus/Proxy Statement on Form F-4 relating to the merger, it is our opinion that the description under the heading "Certain Federal Income Tax Consequences of the Merger" is a fair and accurate summary of the material federal income tax consequences of the merger.

         We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Company's Prospectus/Proxy Statement and the reference to us under the heading "Taxation - United States Taxation" in the Prospectus/Proxy Statement. By giving the foregoing consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                Very truly yours,

                                                /s/ SULLIVAN & CROMWELL